Exhibit 99.1

Delphi Reports Third Quarter 2016 Financial Results

GILLINGHAM, England - Delphi Automotive PLC (NYSE: DLPH), a leading global technology company serving the automotive sector, today reported third quarter 2016 U.S. GAAP earnings from continuing operations of $1.07 per diluted share. Excluding special items, third quarter earnings from continuing operations totaled $1.50 per diluted share.

Third Quarter Highlights Include:

•	Revenue of $4.1 billion, up 10% adjusted for currency exchange, commodity movements, acquisitions and divestitures

•	U.S. GAAP net income from continuing operations of $293 million, diluted earnings per share from continuing operations of $1.07

◦	Excluding special items, earnings from continuing operations of $1.50 per diluted share, up 17%

•	Adjusted Operating Income of $531 million, up 13%

◦	U.S. GAAP Operating Income margin of 11.2%. Adjusted Operating Income margin of 13.0%, up 10 basis points

•	Generated $415 million of cash from continuing operations

•	Share repurchases and dividends of $179 million

Year-to-Date Highlights Include:

•	Revenue of $12.3 billion, up 8% adjusted for currency exchange, commodity movements, acquisitions and divestitures

•	U.S. GAAP net income from continuing operations of $871 million, diluted earnings per share from continuing operations of $3.18

◦	Excluding special items, earnings from continuing operations of $4.45 per diluted share, up 16%

•	Adjusted Operating Income of $1,617 million, up 10%

◦	U.S. GAAP Operating Income margin of 10.5%. Adjusted Operating Income margin of 13.1%, up 10 basis points

•	Generated $1,258 million of cash from continuing operations

•	Share repurchases and dividends of $773 million

“We delivered strong performance in the third quarter with double-digit sales and earnings growth," said Kevin Clark, president and chief executive officer. "We are confident in our outlook as we continue to aggressively optimize our cost structure to expand margins and fund smart investments in technologies that will enhance our future profitable growth."

Third Quarter 2016 Results
The Company reported third quarter 2016 revenue of $4.1 billion, an increase of 13% from the prior year period, reflecting the acquisition of HellermannTyton Group PLC ("HellermannTyton") and continued volume growth in North America, Europe and Asia Pacific. Adjusted for currency exchange, commodity movements, the acquisition of HellermannTyton and the divestiture of the Company's Reception Systems business, revenue increased by 10% in the third quarter. This reflects growth of 9% in North America, 7% in Europe and 19% in Asia, partially offset by a decline of 13% in South America.
The Company reported third quarter 2016 U.S. GAAP net income from continuing operations of $293 million and earnings from continuing operations of $1.07 per diluted share, compared to $351 million and $1.23 per diluted share in the prior year period. The third quarter 2016 results include pre-tax restructuring charges of $63 million, principally related to programs focused on the continued rotation of our manufacturing footprint to low cost locations in Europe and on reducing our global overhead costs, and $73 million of pre-tax losses on the extinguishment of debt resulting from the refinancing of a portion of our debt during the quarter.
Third quarter Adjusted Net Income, a non-GAAP financial measure defined below, totaled $409 million, or $1.50 per diluted share, which includes the favorable impact of a reduced share count, offset by a higher tax rate compared to the prior year period. Adjusted Net Income in the prior year period was $365 million, or $1.28 per diluted share.
Third quarter Adjusted Operating Income, a non-GAAP financial measure defined below, was $531 million, compared to $470 million in the prior year period. Adjusted Operating Income margin increased 10 basis points in the third quarter of 2016 to 13.0%, compared with 12.9% in the prior year period, resulting from the continued above-market growth of our businesses in Europe, North America and Asia Pacific, increased earnings from the December 2015 acquisition of HellermannTyton and the impact of cost reduction initiatives, including our continuing rotation to low cost manufacturing locations in Europe. Depreciation and amortization expense totaled $174 million in the third quarter, an increase from $131 million in the prior year period, primarily attributable to the acquisition of HellermannTyton in December of 2015.
Interest expense for the third quarter totaled $41 million, an increase from $30 million in the prior year period, which reflects the issuance of $1.3 billion in senior unsecured notes in the fourth quarter of 2015 to finance the acquisition of HellermannTyton.
Tax expense in the third quarter of 2016 was $57 million, resulting in an effective tax rate of approximately 16%, compared to $61 million, or an effective rate of 15%, in the prior year period. The increase in the effective tax rate was primarily attributable to the geographic mix of pretax earnings.
The Company generated net cash flow from continuing operating activities of $415 million in the three months ended September 30, 2016, compared to $394 million in the prior year period.

Year-to-Date 2016 Results
For the nine months ended September 30, 2016, the Company reported revenue of $12.3 billion, an increase of 9% from the prior year period, reflecting the acquisition of HellermannTyton and continued volume growth in North America, Europe and Asia Pacific. Adjusted for currency exchange, commodity movements, the acquisition of HellermannTyton and the divestiture of the Company's Reception Systems business, revenue increased by 8% during the period. This reflects growth of 7% in North America, 9% in Europe and 11% in Asia, partially offset by a decline of 19% in South America.
For the 2016 year-to-date period the Company reported U.S. GAAP net income from continuing operations of $871 million and earnings from continuing operations of $3.18 per diluted share, compared to $989 million and $3.43 per diluted share in the prior year period. Year-to-date Adjusted Net Income totaled $1,221 million, or $4.45 per diluted share, which includes the favorable impact of a reduced share count, partially offset by a higher tax rate compared to the prior year period. Adjusted Net Income in the prior year period was $1,104 million, or $3.83 per diluted share.
The Company reported Adjusted Operating Income of $1,617 million for the nine months ended September 30, 2016, compared to $1,468 million in the prior year period. Adjusted Operating Income margin was 13.1% for the nine months ended September 30, 2016, an improvement of 10 basis points, compared with 13.0% in the prior year period, resulting from the continued above-market growth of our businesses in Europe, Asia Pacific and North America, increased earnings from the acquisition of HellermannTyton and the impact of cost reduction initiatives, including our continuing rotation to low cost manufacturing locations in Europe. Depreciation and amortization expense (including asset impairment charges) totaled $526 million, an increase from $394 million in the prior year period, primarily attributable to the acquisition of HellermannTyton.
Interest expense for the nine months ended September 30, 2016 totaled $123 million, an increase from $92 million in the prior year period, which reflects the issuance of $1.3 billion in senior unsecured notes in the fourth quarter of 2015 to finance the acquisition of HellermannTyton. Additionally, the nine months ended September 30, 2016 and 2015 included losses on the extinguishment of debt totaling $73 million and $52 million, respectively.
Tax expense for the nine months ended September 30, 2016 was $216 million, resulting in an effective tax rate of approximately 20%, compared to $202 million, or an effective rate of 16%, in the prior year period. The increase is primarily attributable to the geographic mix of pretax earnings, and includes the impacts related to certain of the restructuring charges described above for which no tax benefit was recognized.
The Company generated net cash flow from continuing operating activities of $1,258 million in the nine months ended September 30, 2016, compared to $1,029 million in the prior year period. As of September 30, 2016, the Company had cash and cash equivalents of $0.4 billion and total debt of $4.1 billion.
Reconciliations of Adjusted Net Income, Adjusted Net Income per Share, Adjusted Operating Income and Cash Flow Before Financing, which are non-GAAP measures, to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP") are provided in the attached supplemental schedules.

Share Repurchase Program
During the third quarter of 2016, Delphi repurchased 1.49 million shares for approximately $100 million under its existing authorized share repurchase programs, leaving approximately $1,472 million available for future share repurchases. Year-to-date, the Company has repurchased 7.98 million shares for approximately $535 million. All repurchased shares were retired, and are reflected as a reduction of ordinary share capital for the par value of the shares, with the excess applied as reductions to additional paid-in-capital and retained earnings.

Full Year 2016 Outlook
The Company's full year 2016 financial guidance is as follows:

(in millions, except per share amounts)	Full Year 2016
Revenue	$16,400 - $16,500
Adjusted operating income	$2,160 - $2,190
Adjusted operating income margin	13.2% - 13.3%
Adjusted earnings per share	$6.00 - $6.10
Cash flow from operations	$1,900
Capital expenditures	$800
Adjusted effective tax rate	17%

Conference Call and Webcast
The Company will host a conference call to discuss these results at 9:00 a.m. (ET) today, which is accessible by dialing 888.486.0553 (US domestic) or 706.634.4982 (international) or through a webcast at http://investor.delphi.com/. The conference ID number is 93892935. A slide presentation will accompany the prepared remarks and has been posted on the investor relations section of the Company's website. A replay will be available two hours following the conference call.

Use of Non-GAAP Financial Information
This press release contains information about Delphi's financial results which are not presented in accordance with GAAP. Specifically, Adjusted Operating Income, Adjusted Net Income, Adjusted Net Income per Share and Cash Flow Before Financing are non-GAAP financial measures. Adjusted Operating Income represents net income before interest expense, other income (expense), net, income tax expense, equity income (loss), net of tax, income (loss) from discontinued operations, net of tax, restructuring, other acquisition and portfolio project costs, asset impairments and gains (losses) on business divestitures. Other acquisition and portfolio project costs includes costs incurred to integrate acquired businesses and to plan and execute product portfolio transformation actions, including business and product acquisitions and divestitures. Adjusted Operating Income margin is defined as Adjusted Operating Income as a percentage of Net sales.
Adjusted Net Income represents net income attributable to Delphi before discontinued operations, restructuring and other special items, including the tax impact thereon. Adjusted Net Income Per Share represents Adjusted Net Income divided by the weighted average number of diluted shares outstanding for the period. Cash Flow Before Financing represents cash provided by (used in) operating activities from continuing operations plus cash provided by (used in) investing activities from continuing operations, adjusted for the purchase price of business acquisitions (including the amount deposited for the acquisition of HellermannTyton in September 2015 and the settlement of foreign currency derivatives related to the acquisition of HellermannTyton) and net proceeds from the divestiture of discontinued operations.
Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company's financial position, results of operations and liquidity. In particular, management believes Adjusted Operating Income, Adjusted Net Income, Adjusted Net Income Per Share and Cash Flow Before Financing are useful measures in assessing the Company’s ongoing financial performance that, when reconciled to the corresponding GAAP measure, provide improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company’s core operating performance and that may obscure underlying business results and trends. Management also uses these non-GAAP financial measures for internal planning and forecasting purposes.
Such non-GAAP financial measures are reconciled to the most directly comparable GAAP financial measures in the attached supplemental schedules at the end of this press release. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

About Delphi
Delphi Automotive PLC (NYSE: DLPH) is a high-technology company that integrates safer, greener and more connected solutions for the automotive sector. Headquartered in Gillingham, U.K., Delphi operates technical centers, manufacturing sites and customer support services in 44 countries. Visit delphi.com.

Forward-Looking Statements
This press release, as well as other statements made by Delphi Automotive PLC (the “Company”), contain forward-looking statements that reflect, when made, the Company's current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to the Company's operations and business environment, which may cause the actual results of the Company to be materially different from any future results. All statements that address future operating, financial or business performance or the Company's strategies or expectations are forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements are discussed under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's filings with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. It should be remembered that the price of the ordinary shares and any income from them can go down as well as up. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.
# # #

DELPHI AUTOMOTIVE PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in millions, except per share amounts)
Net sales	$4,091	$3,631	$12,348	$11,286
Operating expenses:
Cost of sales	3,256	2,862	9,869	8,994
Selling, general and administrative	278	249	834	765
Amortization	34	23	101	70
Restructuring	63	36	252	69
Total operating expenses	3,631	3,170	11,056	9,898
Operating income	460	461	1,292	1,388
Interest expense	(41)	(30)	(123)	(92)
Other expense, net	(66)	(11)	(64)	(67)
Income from continuing operations before income taxes and equity income	353	420	1,105	1,229
Income tax expense	(57)	(61)	(216)	(202)
Income from continuing operations before equity income	296	359	889	1,027
Equity income, net of tax	10	5	23	10
Income from continuing operations	306	364	912	1,037
Income from discontinued operations, net of tax	—	54	108	277
Net income	306	418	1,020	1,314
Net income attributable to noncontrolling interest	13	14	44	56
Net income attributable to Delphi	$293	$404	$976	$1,258

Amounts attributable to Delphi:
Income from continuing operations	$293	$351	$871	$989
Income from discontinued operations	—	53	105	269
Net income	$293	$404	$976	$1,258

Diluted net income per share:
Continuing operations	$1.07	$1.23	$3.18	$3.43
Discontinued operations	—	0.19	0.38	0.93
Diluted net income per share attributable to Delphi	$1.07	$1.42	$3.56	$4.36
Weighted average number of diluted shares outstanding	272.77	284.40	274.39	288.33

Cash dividends declared per share	$0.29	$0.25	$0.87	$0.75

DELPHI AUTOMOTIVE PLC
CONSOLIDATED BALANCE SHEETS

	September 30, 2016	December 31, 2015
	(Unaudited)
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$395	$535
Restricted cash	2	1
Accounts receivable, net	2,983	2,750
Inventories	1,375	1,181
Other current assets	392	431
Current assets held for sale	—	223
Total current assets	5,147	5,121
Long-term assets:
Property, net	3,522	3,377
Investments in affiliates	104	94
Intangible assets, net	1,322	1,383
Goodwill	1,583	1,539
Other long-term assets	444	459
Total long-term assets	6,975	6,852
Total assets	$12,122	$11,973
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$36	$52
Accounts payable	2,544	2,541
Accrued liabilities	1,261	1,204
Current liabilities held for sale	—	130
Total current liabilities	3,841	3,927
Long-term liabilities:
Long-term debt	4,038	3,956
Pension benefit obligations	794	854
Other long-term liabilities	528	503
Total long-term liabilities	5,360	5,313
Total liabilities	9,201	9,240
Commitments and contingencies
Total Delphi shareholders' equity	2,552	2,250
Noncontrolling interest	369	483
Total shareholders’ equity	2,921	2,733
Total liabilities and shareholders’ equity	$12,122	$11,973

DELPHI AUTOMOTIVE PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
	2016	2015
	(in millions)
Cash flows from operating activities:
Net income	$1,020	$1,314
Income from discontinued operations, net of tax	108	277
Income from continuing operations	912	1,037
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	526	394
Restructuring expense, net of cash paid	73	(26)
Deferred income taxes	21	(10)
Income from equity method investments, net of dividends received	(15)	3
Loss on extinguishment of debt	73	52
Other, net	95	98
Changes in operating assets and liabilities:
Accounts receivable, net	(230)	(217)
Inventories	(193)	(179)
Accounts payable	74	125
Other, net	(18)	(189)
Pension contributions	(60)	(59)
Net cash provided by operating activities from continuing operations	1,258	1,029
Net cash used in operating activities from discontinued operations	—	(21)
Net cash provided by operating activities	1,258	1,008
Cash flows from investing activities:
Capital expenditures	(614)	(539)
Proceeds from sale of property / investments	14	7
Net proceeds from divestiture of discontinued operations	52	730
Proceeds from business divestitures, net of $7 payment in 2015	—	18
Cost of business acquisitions, net of cash acquired	(15)	(15)
Cost of technology investments	(3)	(23)
Deposit for acquisition of HellermannTyton	—	(844)
Settlement of derivatives	(16)	—
Increase in restricted cash	(1)	(1)
Net cash used in investing activities from continuing operations	(583)	(667)
Net cash used in investing activities from discontinued operations	(4)	(68)
Net cash used in investing activities	(587)	(735)
Cash flows from financing activities:
(Decrease) increase in short and long-term debt, net	(24)	606
Contingent consideration and deferred acquisition purchase price payments	(4)	—
Dividend payments of consolidated affiliates to minority shareholders	(24)	(63)
Repurchase of ordinary shares	(530)	(946)
Distribution of cash dividends	(238)	(216)
Taxes withheld and paid on employees' restricted share awards	(40)	(58)
Net cash used in financing activities	(860)	(677)
Effect of exchange rate fluctuations on cash and cash equivalents	5	(41)
Decrease in cash and cash equivalents	(184)	(445)
Cash and cash equivalents at beginning of period	579	904
Cash and cash equivalents at end of period	$395	$459
Cash and cash equivalents of discontinued operations	$—	$25
Cash and cash equivalents of continuing operations	$395	$434

DELPHI AUTOMOTIVE PLC
FOOTNOTES
(Unaudited)

1. Segment Summary

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	%	2016	2015	%
	(in millions)			(in millions)
Net Sales
Electrical/Electronic Architecture	$2,287	$1,941	18%	$6,916	$6,063	14%
Powertrain Systems	1,077	1,064	1%	3,340	3,293	1%
Electronics and Safety	763	668	14%	2,208	2,058	7%
Eliminations and Other (a)	(36)	(42)		(116)	(128)
Net Sales	$4,091	$3,631		$12,348	$11,286

Adjusted Operating Income
Electrical/Electronic Architecture	$316	$263	20%	$964	$819	18%
Powertrain Systems	120	115	4%	378	377	—%
Electronics and Safety	95	92	3%	275	272	1%
Eliminations and Other (a)	—	—		—	—
Adjusted Operating Income	$531	$470		$1,617	$1,468

(a) Eliminations and Other includes the elimination of inter-segment transactions.

2. Weighted Average Number of Diluted Shares Outstanding
The following table illustrates the weighted average shares outstanding used in calculating basic and diluted net income per share attributable to Delphi for the three and nine months ended September 30, 2016 and 2015:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in millions, except per share data)
Weighted average ordinary shares outstanding, basic	272.19	282.97	273.91	287.18
Dilutive shares related to RSUs	0.58	1.43	0.48	1.15
Weighted average ordinary shares outstanding, including dilutive shares	272.77	284.40	274.39	288.33
Basic net income per share:
Continuing operations	$1.08	$1.24	$3.18	$3.44
Discontinued operations	—	0.19	0.38	0.94
Basic net income per share attributable to Delphi	$1.08	$1.43	$3.56	$4.38
Diluted net income per share:
Continuing operations	$1.07	$1.23	$3.18	$3.43
Discontinued operations	—	0.19	0.38	0.93
Diluted net income per share attributable to Delphi	$1.07	$1.42	$3.56	$4.36

DELPHI AUTOMOTIVE PLC
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

In this press release the Company has provided information regarding certain non-GAAP financial measures, including "Adjusted Operating Income," "Adjusted Net Income," "Adjusted Net Income per Share" and "Cash Flow Before Financing." Such non-GAAP financial measures are reconciled to their closest GAAP financial measure in the following schedules.

Adjusted Operating Income: Adjusted Operating Income is presented as a supplemental measure of the Company's financial performance which management believes is useful to investors in assessing the Company’s ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company’s core operating performance and which may obscure underlying business results and trends. Our management utilizes Adjusted Operating Income in its financial decision making process, to evaluate performance of the Company and for internal reporting, planning and forecasting purposes. Management also utilizes Adjusted Operating Income as the key performance measure of segment income or loss and for planning and forecasting purposes to allocate resources to our segments, as management also believes this measure is most reflective of the operational profitability or loss of our operating segments. Adjusted Operating Income is defined as net income before interest expense, other income (expense), net, income tax expense, equity income (loss), net of tax, income (loss) from discontinued operations, net of tax, restructuring and other special items. Not all companies use identical calculations of Adjusted Operating Income, therefore this presentation may not be comparable to other similarly titled measures of other companies. The Company's 2016 guidance was determined using a consistent manner and methodology.

Consolidated Adjusted Operating Income
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in millions)
Net income attributable to Delphi	$293	$404	$976	$1,258
Interest expense	41	30	123	92
Other expense, net	66	11	64	67
Income tax expense	57	61	216	202
Equity income, net of tax	(10)	(5)	(23)	(10)
Income from discontinued operations, net of tax	—	(54)	(108)	(277)
Net income attributable to noncontrolling interest	13	14	44	56
Operating income	460	461	1,292	1,388
Restructuring	63	36	252	69
Other acquisition and portfolio project costs	7	12	50	30
Asset impairments	1	—	23	6
(Gain) loss on business divestitures, net	—	(39)	—	(25)
Adjusted operating income	$531	$470	$1,617	$1,468

Segment Adjusted Operating Income
(in millions)
Three Months Ended September 30, 2016	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Eliminations and Other	Total
Operating income	$282	$96	$82	$—	$460
Restructuring	30	22	11	—	63
Other acquisition and portfolio project costs	4	2	1	—	7
Asset impairments	—	—	1	—	1
Adjusted operating income	$316	$120	$95	$—	$531

Depreciation and amortization (a)	$102	$47	$25	$—	$174

Three Months Ended September 30, 2015	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Eliminations and Other	Total
Operating income	$245	$92	$124	$—	$461
Restructuring	13	19	4	—	36
Other acquisition and portfolio project costs	5	4	3	—	12
(Gain) loss on business divestitures, net	—	—	(39)	—	(39)
Adjusted operating income	$263	$115	$92	$—	$470

Depreciation and amortization (a)	$67	$48	$16	$—	$131

Nine Months Ended September 30, 2016	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Eliminations and Other	Total
Operating income	$863	$191	$238	$—	$1,292
Restructuring	65	157	30	—	252
Other acquisition and portfolio project costs	36	8	6	—	50
Asset impairments	—	22	1	—	23
Adjusted operating income	$964	$378	$275	$—	$1,617

Depreciation and amortization (a)	$297	$163	$66	$—	$526

Nine Months Ended September 30, 2015	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Eliminations and Other	Total
Operating income	$765	$335	$288	$—	$1,388
Restructuring	22	33	14	—	69
Other acquisition and portfolio project costs	15	9	6	—	30
Asset impairments	3	—	3	—	6
(Gain) loss on business divestitures, net	14	—	(39)	—	(25)
Adjusted operating income	$819	$377	$272	$—	$1,468

Depreciation and amortization (a)	$202	$142	$50	$—	$394

(a) Includes asset impairments.

DELPHI AUTOMOTIVE PLC
RECONCILIATION OF NET EARNINGS TO ADJUSTED EARNINGS
(Unaudited)

Adjusted Net Income and Adjusted Net Income Per Share: Adjusted Net Income and Adjusted Net Income Per Share, which are non-GAAP measures, are presented as supplemental measures of the Company's financial performance which management believes are useful to investors in assessing the Company’s ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provide improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company’s core operating performance and which may obscure underlying business results and trends. Management utilizes Adjusted Net Income and Adjusted Net Income Per Share in its financial decision making process, to evaluate performance of the Company and for internal reporting, planning and forecasting purposes. Adjusted Net Income is defined as net income attributable to Delphi before discontinued operations, restructuring and other special items, including the tax impact thereon. Adjusted Net Income Per Share is defined as Adjusted Net Income divided by the weighted average number of diluted shares outstanding for the period. Not all companies use identical calculations of Adjusted Net Income and Adjusted Net Income Per Share, therefore this presentation may not be comparable to other similarly titled measures of other companies. The Company's 2016 guidance was determined using a consistent manner and methodology.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in millions, except per share amounts)
Net income attributable to Delphi	$293	$404	$976	$1,258
Income from discontinued operations attributable to Delphi, net of tax	—	(53)	(105)	(269)
Income from continuing operations attributable to Delphi	293	351	871	989
Adjusting items:
Restructuring	63	36	252	69
Other acquisition and portfolio project costs	7	12	50	30
Asset impairments	1	—	23	6
(Gain) loss on business divestitures, net	—	(39)	—	(25)
Debt extinguishment costs	73	—	73	52
Transaction and related costs associated with acquisitions	—	12	—	13
Tax impact of adjusting items (a)	(28)	(7)	(48)	(30)
Adjusted net income attributable to Delphi	$409	$365	$1,221	$1,104

Weighted average number of diluted shares outstanding	272.77	284.40	274.39	288.33
Diluted net income per share from continuing operations attributable to Delphi	$1.07	$1.23	$3.18	$3.43
Adjusted net income per share	$1.50	$1.28	$4.45	$3.83

(a)
Represents the income tax impacts of the adjustments made for restructuring and other special items by calculating the income tax impact of these items using the appropriate tax rate for the jurisdiction where the charges were incurred.

Cash Flow Before Financing: Cash Flow Before Financing is presented as a supplemental measure of the Company's liquidity which is consistent with the basis and manner in which management presents financial information for the purpose of making internal operating decisions, evaluating its liquidity and determining appropriate capital allocation strategies. Management believes this measure is useful to investors to understand how the Company's core operating activities generate and use cash. Cash Flow Before Financing is defined as cash provided by (used in) operating activities from continuing operations plus cash provided by (used in) investing activities from continuing operations, adjusted for the purchase price of business acquisitions (including the amount deposited for the acquisition of HellermannTyton in September 2015 and the settlement of foreign currency derivatives related to the acquisition of HellermannTyton) and net proceeds from the divestiture of discontinued operations. Not all companies use identical calculations of cash flow before financing therefore this presentation may not be comparable to other similarly titled measures of other companies. The calculation of Cash Flow Before Financing does not reflect cash used to service debt, pay dividends or repurchase shares and, therefore, does not necessarily reflect funds available for investment or other discretionary uses. The Company's 2016 guidance was determined using a consistent manner and methodology.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in millions)
Cash flows from operating activities:
Income from continuing operations	$306	$364	$912	$1,037
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	174	131	526	394
Restructuring expense, net of cash paid	(20)	6	73	(26)
Working capital	(147)	(9)	(349)	(271)
Pension contributions	(21)	(22)	(60)	(59)
Other, net	123	(76)	156	(46)
Net cash provided by operating activities from continuing operations	415	394	1,258	1,029

Cash flows from investing activities:
Capital expenditures	(202)	(179)	(614)	(539)
Net proceeds from divestiture of discontinued operations	—	70	52	730
Cost of business acquisitions, net of cash acquired	—	(15)	(15)	(15)
Cost of technology investments	—	—	(3)	(23)
Deposit for acquisition of HellermannTyton	—	(844)	—	(844)
Settlement of derivatives	—	—	(16)	—
Other, net	5	28	13	24
Net cash used in investing activities from continuing operations	(197)	(940)	(583)	(667)

Adjusting items:
Adjustment for net proceeds from divestiture of discontinued operations	—	(70)	(52)	(730)
Adjustment for the cost of business acquisitions, net of cash acquired	—	15	15	15
Adjustment for amount deposited for acquisition of HellermannTyton	—	844	—	844
Adjustment for settlement of derivatives related to business acquisition	—	—	15	—
Cash flow before financing	$218	$243	$653	$491

Investor Contact:
Elena Rosman
248.813.5091
elena.rosman@delphi.com

Media Contact:
Kristen Kinley
248.535.3930
kristen.kinley@delphi.com